Exhibit (a)(5)(E)

SCPHARMACEUTICALS INC.

NOTICE REGARDING OUTSTANDING STOCK OPTIONS

September 27, 2025

Re:	Treatment of “Out of the Money” Options

Dear Optionholder:

As you know, on August 24, 2025, scPharmaceuticals Inc. (the “Company”) entered into an Agreement and Plan of Merger (as it may be amended, supplemented or modified in accordance with its terms, the “Merger Agreement”) with MannKind Corporation, a Delaware corporation (“MannKind”), and Seacoast Merger Sub, Inc. (the “Purchaser”). Pursuant to the Merger Agreement, among other things, Purchaser will merge with and into the Company (the “Merger”), with the Company surviving the Merger, and the Company continuing as the surviving corporation in the Merger as a wholly-owned subsidiary of MannKind. You are receiving this letter (this “Letter”) because the Company previously issued to you one or more options (each, an “Option”) to purchase shares of the Company’s common stock (“Shares”) pursuant to the Company’s 2014 Stock Incentive Plan or the Company’s 2017 Stock Option and Incentive Plan (as amended, the “Plans”) with a per Share exercise price that is equal to or greater than $5.35 (each an “Out of the Money Option”).

The Merger Agreement generally provides that, upon the closing of the Merger (the “Closing”), Company stockholders will be entitled to receive consideration of: (A) $5.35 per Share in cash at the Closing (the “Cash Amount”), subject to applicable withholding and without interest thereon, and (B) one contingent value right (each, a “CVR”) per Share representing the right to receive one contingent cash payment, of up to $1.00 per share, payable upon the Company’s achievement of certain regulatory approval and net sales milestones. For the latest information on the consideration payable with respect to Shares, please see the latest Offer to Purchase, a copy of which is attached as Exhibit (a)(1)(i) to the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) (which such document may be further amended after the date of this Letter and will be filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) and are publicly available through the SEC’s web site (http://www.sec.gov)). Any CVRs to be paid in connection with the Transaction are not guaranteed and such payment (if any) is contingent upon the Company’s achievement of the applicable performance milestones.

No Options will be assumed, continued or substituted by Purchaser in the Merger. Therefore, upon the Closing, each of your outstanding and unexercised Out of the Money Options will automatically be cancelled and terminated without payment of any consideration therefor. Each Option other than Out of the Money Options will be eligible to receive the consideration described in the Merger Agreement (generally, (i) an amount in cash equal to the Cash Amount less the applicable exercise price of such Option and (ii) one CVR).

While any of your Out of the Money Options outstanding as of the Closing will terminate without payment at the Closing, should you choose to exercise your vested Out of the Money Options and purchase the underlying Shares prior to the Closing, you may still elect to do so through the Company’s online platform, no later than October 1, 2025, which the Company estimates to be 6 days prior to the Closing.

Please note that the exercise price of your vested Out of the Money Option(s) equals or exceeds the Cash Amount to be paid to Company stockholders in connection with the Closing pursuant to the terms of the Merger Agreement as noted above (i.e., $5.35 per Share). Therefore, if you exercise your vested Out of the Money Options, the Cash Amount you will receive in connection with the Closing in respect of the underlying Shares purchased will be less than the amount you will have paid to purchase those Shares. While additional amounts of up to $1.00 per Share may become payable in the future pursuant to the CVR, such payments are not guaranteed, are subject to achieving future milestones, and may not be paid in full, if paid at all.

The Company recommends that you consult with your own advisors in connection with the tax and other consequences of exercising any of your Options.

If you have any questions about this Letter, please contact Rachael Nokes by email at [***] or by telephone at [***] and we will be happy to discuss.

Sincerely, scPharmaceuticals Inc.

By:
Name:	John Tucker
Title:	Chief Executive Officer

Additional Information and Where to Find It

This communication is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of the Company or any other securities. The solicitation and the offer to buy shares of the Company’s common stock is being made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related documents, that were filed with the SEC by MannKind Incorporated (“Parent”) and Seacoast Merger Sub, Inc. (“Purchaser”) on September 8, 2025. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on September 8, 2024. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these materials and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer named in the tender offer statement. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by the Company under the “Investor Relations” section of the Company’s website at www.scPharmaceuticals.com.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current beliefs and expectations and include, but are not limited to: statements regarding beliefs about the potential benefits of the transaction; the planned completion and timing of the transactions contemplated by the Merger Agreement or the CVR Agreement; and the prospective performance and outlook of the surviving company’s business, performance, and opportunities. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the tender offer and the merger; uncertainties as to the percentage of the Company’s stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable regulatory and/or governmental entities (or any conditions, limitations or restrictions placed on such approvals); risks relating to the Company’s liquidity during the pendency of the tender offer and the merger or in the event of a termination of the Merger Agreement; risks that the milestones related to the contingent value right are not achieved; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from the Company’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and other risks and uncertainties pertaining to the Company’s business, including the risks and uncertainties detailed in the Company’s public periodic filings with the SEC, such as the Company’s dependence on the commercial success of FUROSCIX and, if approved, its other product candidates; risks related to the receipt of regulatory approval for its product candidates; risks related to its ability to manufacture, or the ability of third parties to deliver, sufficient product for commercialization of FUROSCIX or any of its product candidates, if approved; risks related to the Company’s history of operating losses, including that it has a history of significant operating losses and expects to incur significant and increasing losses for the foreseeable future; it may never achieve or maintain profitability; it may need additional funding and may be unable to raise capital when needed, which would force it to delay, reduce or eliminate its product development programs or commercialization efforts; the terms of its credit facility and revenue participation financing facility place restrictions on its operating and financial flexibility, and it may not have cash available in an amount sufficient to enable it to make interest or principal payments on its indebtedness when due; clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and any difficulties or delays in the commencement or completion, or the termination or the potential for the results from any clinical trials to support submission of sNDAs or comparable regulatory applications; the risk that global economic factors and uncertainties will impact the Company’s operations; and other risks related to Parent’s and the Company’s businesses detailed from time-to-time under the caption “Risk Factors” and elsewhere in Parent’s and Company’s respective SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2024 and subsequent quarterly and current reports filed with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company and Parent undertake no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.